Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in the Amendment No. 3 to the Registration Statement on Form S-4 of Dollarama Group Holdings L.P. and Dollarama Group Holdings Corporation of our report dated May 2, 2007 (except for Note 18, as to which the date is October 30, 2007) relating to the consolidated financial statements of Dollarama Holdings L.P. and our report dated December 4, 2007 on Schedule I—Condensed financial information of registrant for the period ended February 4, 2007 which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Montréal, Canada

December 4 , 2007